Exhibit (a)(1)(D)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Official Payments Holdings, Inc.

at

$8.35 Per Share

by

Olympic Acquisition Corp.

a wholly owned subsidiary of

ACI Worldwide, Inc.

October 4, 2013

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Olympic Acquisition Corp., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of ACI Worldwide, Inc., a Delaware corporation (“ACI”), is making an offer to purchase all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Official Payments Holdings, Inc., a Delaware corporation (“OPAY”), at a purchase price of $8.35 per Share net to sellers in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 4, 2013 (the “Offer to Purchase”), and in the related Letter of Transmittal (the “Letter of Transmittal,” which, together with any amendments or supplements thereto, collectively constitute the “Offer”) enclosed herewith.

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

1. Offer to Purchase dated October 4, 2013.

2. The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients.

3. Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares and all other required documents cannot be delivered to Computershare Trust Company, N.A. (the “Depositary”), or if the procedures for book-entry transfer cannot be completed, by the expiration time of the Offer.

4. A letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

5. OPAY’s Solicitation/Recommendation Statement on Schedule 14D-9.

6. Internal Revenue Service Form W-9.

7. Return envelope addressed to the Depositary.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENT AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON FRIDAY, NOVEMBER 1, 2013, UNLESS THE OFFER IS EXTENDED.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of September 23, 2013 (the “Merger Agreement”), among ACI, Purchaser and OPAY. The Merger Agreement provides, among other things, that, on the terms and subject to the terms set forth in the Merger Agreement, after consummation of the Offer, Purchaser will merge with and into OPAY (the “Merger”), with OPAY continuing as the Surviving Corporation (the “Surviving Corporation”) and a wholly owned subsidiary of ACI. At the effective time of the Merger, each outstanding Share (other than any Shares held by ACI, Purchaser, OPAY or any wholly owned subsidiary of OPAY or ACI, and any Shares held by the stockholders of OPAY (the “Stockholders”) who validly exercise their appraisal rights in connection with the Merger) will be cancelled and extinguished and automatically converted into the right to receive the price per Share paid in the Offer, without interest thereon and less any applicable withholding taxes.

THE OPAY BOARD OF DIRECTORS (THE “OPAY BOARD”) HAS (1) UNANIMOUSLY APPROVED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND (2) DETERMINED THAT THE MERGER AGREEMENT, THE OFFER, THE MERGER (PURSUANT TO SECTION 251(H) OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE) AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ARE IN THE BEST INTEREST OF THE STOCKHOLDERS. THE OPAY BOARD RECOMMENDS THAT THE STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES INTO THE OFFER.

The obligation of ACI and Purchaser to consummate the Offer is subject to the condition that there be validly tendered in accordance with the terms of the Offer and not validly withdrawn prior to the expiration time of the Offer that number of Shares that constitutes a majority of all of the Shares on a fully diluted basis on the date of purchase. The consummation of the Offer is also subject to the satisfaction of other customary conditions, including the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in accordance with the terms of the Merger Agreement and the absence of a material adverse effect with respect to OPAY. A summary of the principal terms of the Offer is described in the Offer to Purchase.

On the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will be deemed to have accepted for payment, and will pay for, all Shares validly tendered and not properly withdrawn by the expiration time of the Offer if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance of the tenders of such Shares for payment pursuant to the Offer. In all cases, Purchaser will pay for Shares accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (1) certificates representing such Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) (“Book-Entry Confirmation”) pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (2) a properly completed and duly executed Letter of Transmittal with all required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in Section 3 of the Offer to Purchase) in lieu of the Letter of Transmittal, and (3) any other documents required by the Letter of Transmittal. Accordingly, tendering Stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the consideration paid for Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making payment for Shares.

Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, Purchaser will make a good faith effort to comply with that state statute. If, after a good faith effort, Purchaser cannot comply with the state statute, Purchaser will not make the Offer to, nor will Purchaser accept tenders from or on behalf of, the Stockholders in that state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Purchaser will not pay any fees or commissions to any broker, dealer or other person other than (Innisfree M&A Incorporated (the “Information Agent”) and the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling costs incurred by them in forwarding the enclosed materials to their customers.

Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

If Stockholders wish to tender, but it is impracticable for them to forward their certificates or other required documents or to complete the procedures for delivery by book-entry transfer prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures described in Section 3 of the Offer to Purchase.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent at its address and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

ACI WORLDWIDE, INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS MAKES YOU THE AGENT OF ACI, PURCHASER, OPAY, THE INFORMATION AGENT OR THE DEPOSITARY, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZES YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.